UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d)
Of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 13, 2005
SAFENET, INC.
(Exact Name of Registrant as Specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

0-20634	52-1287752
(Commission File Number)	(IRS Employer Identification No.)
4690 Millennium Drive
Belcamp, Maryland 21017
(Address of Principal Executive Offices) (Zip Code)
(443) 327-1200
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement
     See disclosure under Item 2.03 of this report, which is incorporated by reference in this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On December 7, 2005, SafeNet, Inc. (the “Company”) entered into a purchase agreement with a certain initial purchaser (the “Purchase Agreement”) to offer and sell $225 million aggregate principal amount of its 2.50% Convertible Subordinated Notes due 2010 (the “Notes”), plus up to an additional $25 million aggregate principal amount of the Notes at the option of the initial purchaser (the “Over-allotment Option”), in a private placement to the initial purchaser for resale to qualified institutional buyers. On December 13, 2005 (the “Closing Date”), the Company closed the sale of $250 million aggregate principal amount of the Notes, which included $25 million aggregate principal amount of the Notes sold to the initial purchaser pursuant to the Over-allotment Option. In connection with the closing, on December 13, 2005, the Company entered into an indenture (the “Indenture”) with Citibank, N.A., as trustee (the “Trustee”), governing the Notes and issued a global note (the “Global Note”) in the aggregate principal amount of $250 million in the name of Cede & Co. as nominee for the Depository Trust Corporation. A copy of the Indenture, including the form of Global Note, is filed herewith as Exhibit 4.1. The following description of the Indenture and the Notes is qualified in its entirety by reference to Exhibit 4.1, which is incorporated by reference herein.
     The material terms and conditions of the Indenture and the Notes governed thereby are as follows:
      Maturity. December 15, 2010.
     Interest. The Notes bear interest at a rate of 2.50% per year. Interest is payable on December 15 and June 15 of each year, beginning on June 15, 2006.
     Conversion Rights. See the description in Item 3.02 below, which is incorporated by reference in this Item 2.03.
     Fundamental Changes. See the description in Item 3.02 below, which is incorporated by reference in this Item 2.03.
     Special Trigger Event. See the description in Item 3.02 below, which is incorporated by reference in this Item 2.03.
     Ranking. The Notes are the Company’s direct, unsecured, subordinated obligations and will rank junior in right of payment with all of the Company’s existing and future senior indebtedness. The notes will be effectively junior to the Company’s subsidiaries’ existing and future indebtedness and other liabilities, including trade payables.
     Events of Default. The following are events of default under the Indenture:

•	default in the payment of any principal amount or any redemption price or fundamental change purchase price due with respect to the Notes, when the same becomes due and payable, regardless of whether such payment is permitted pursuant to the subordination provisions of the Indenture;

•	default in payment of any interest (including liquidated damages) under the Notes, which default continues for 30 days, regardless of whether such payment is permitted pursuant to the subordination provisions of the Indenture;

•	default in the delivery when due of all cash and any shares of common stock payable upon conversion with respect to the Notes, which default continues for 15 days, regardless of whether such delivery is permitted pursuant to the subordination provisions of the Indenture;

•	the Company’s failure to comply with any of its other agreements in the Notes or the Indenture upon its receipt of notice of such default from the Trustee or from holders of not less than 25% in aggregate principal amount of the Notes, and the failure to cure (or obtain a waiver of) such default within 60 days after receipt of such notice;

•	default in the payment of principal by the end of any applicable grace period or resulting in acceleration of other indebtedness of the Company for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $25 million and such acceleration has not been rescinded or annulled or such indebtedness repaid within a period of 30 days after written notice to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes, provided that if any such default is cured, waived, rescinded or annulled, then the event of default by reason thereof would be deemed not to have occurred; and

•	certain events of bankruptcy, insolvency or reorganization affecting the Company or its significant subsidiaries.
          If an event of default shall have happened and be continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare the principal of the Notes and any accrued and unpaid interest through the date of such declaration immediately due and payable. In the case of certain events of bankruptcy or insolvency with respect to the Company, the principal amount of the Notes together with any accrued interest through the occurrence of such event shall automatically become and be immediately due and payable.
     In connection with the closing of the sale of the Notes, on December 13, 2005, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with the initial purchaser. A copy of the Registration Rights Agreement is filed herewith as Exhibit 4.3. The following description of the Registration Rights Agreement is qualified in its entirety by reference to Exhibit 4.3, which is incorporated by reference herein.

     Under the Registration Rights Agreement, the Company has agreed, for the benefit of the holders of the Notes, to use its reasonable best efforts to file a shelf registration statement with respect to the resale of the Notes and the common stock issuable upon conversion of the Notes within 120 days after the Closing Date and to cause such shelf registration statement to be declared effective within 180 days after Closing Date. The Company also has agreed to use its reasonable best efforts to keep the shelf registration statement continuously effective in order to permit the prospectus forming part thereof to be usable by Holders for a period of two years from the Closing Date, or for such shorter period that will terminate when all registrable securities covered by the shelf registration statement have been sold pursuant to the shelf registration statement, when the holders of the Notes, other than “affiliates” (as defined in the Indenture) of the Company, are able to sell or transfer to the public all registrable securities immediately without restriction pursuant to Rule 144 (or any similar provision then in force, including Rule 144(k) but not Rule 144A) under the Securities Act of 1933, as amended (the “Securities Act”) or when all registrable securities cease to be outstanding or otherwise to be registrable securities. The Company will be required to pay liquidated damages in the form of additional interest accrued on the Notes to the holders of the Notes if it fails to comply with its obligations to register the Notes and the common stock issuable upon conversion of the Notes within the time periods specified in the Registration Rights Agreement, or if the shelf registration statement ceases to be effective or the use of the prospectus is suspended for specified time periods. The Company will not be required to pay liquidated damages to holders in respect of any common stock issued upon conversion of the Notes.
     The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This current report on Form 8-K does not constitute an offer to sell nor a solicitation to buy the Notes.
Item 3.02 Unregistered Sales of Equity Securities.
     As disclosed above, on December 13, 2005, the Company issued and sold $250 million aggregate principal amount of the Notes. The Notes were sold pursuant to the Purchase Agreement in a private placement to the initial purchaser for resale to qualified institutional buyers pursuant to the exemptions from the registration requirements of the Securities Act afforded by Section 4(2) of the Securities Act and Rule 144A under the Securities Act. Aggregate estimated offering expenses in connection with the transaction, including discounts and commissions, were approximately $6.1 million.
     The Notes will be convertible only under certain circumstances, as described below, at an initial conversion rate of 24.2131 shares of the Company’s common stock per $1,000 principal amount of Notes (equivalent to a conversion price of approximately $41.30 per share), subject to adjustment. Upon conversion of a Note, in lieu of shares of common stock, a holder will receive cash in an amount equal to the lesser of $1,000 and the conversion value of the Note (determined in accordance with the terms of the Indenture) and, if the conversion value is greater than $1,000, payment of the excess value, at the Company’s option, in the form of cash, shares of common stock or a combination of cash and common stock.
     Holders may convert their Notes prior to the close of business on the business day before the final maturity date based on the applicable conversion rate only under the following circumstances: (1) during any calendar quarter beginning after March 31, 2006 (and only during such calendar quarter), if the closing price of the Company’s common stock for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is more than 120% of the conversion price per share, which is $1,000 divided by the then applicable conversion rate; (2) during any five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of Notes for each day of that period was less than 98% of the product of the closing price of the Company’s common stock for each day in that period and the conversion rate per $1,000 principal amount of Notes; (3) if the closing price per share of the Company’s common stock on each of five trading days in any period of ten consecutive trading days is more than $82.60, which is 200% of the initial conversion price, subject to adjustment (a “Special Trigger Event”); (4) if specified distributions to holders of the Company’s common stock occur; (5) if a fundamental change of the Company as defined in the Indenture occurs; or (6) during the six month period from, and including, June 15, 2010 to, but excluding, the maturity date of the Notes.
     Holders of the Notes have the option to require the Company to repurchase the Notes in the event of a fundamental change of the Company. In addition, if a Special Trigger Event occurs, the Company will be required to redeem all of the Notes. In each case, the repurchase or redemption price would be 100% of the principal amount of the Notes to be repurchased or redeemed, plus accrued and unpaid interest to, but excluding, the repurchase or redemption event, as applicable. In addition, if a fundamental change or a Special Trigger Event occurs, the holders of the Notes will be entitled to a make-whole premium on Notes converted as described in the Indenture.
Item 9.01 Financial Statements and Exhibits
          (c) Exhibits:
     The Following exhibits are filed as part of this report:

Exhibit No.	Description
4.1	Indenture, dated as of December 13, 2005, between the Company and Citibank, N.A., as trustee

4.2	Form of 2.50% Convertible Subordinated Note due 2010 (included in Annex A of Exhibit 4.1 to this current report on Form 8-K)

4.3	Registration Rights Agreement, dated as of December 13, 2005, between SafeNet, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated

99.1	Press release dated December 13, 2005, announcing the closing of SafeNet, Inc.’s $250 million Convertible Subordinated Notes.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: December 13, 2005

SAFENET, INC.
By:	/s/ Anthony A. Caputo
Anthony A. Caputo
Chief Executive Officer

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SAFENET, INC.
EXHIBIT INDEX TO FORM 8-K

EXHIBIT NO.	ITEM

4.1	Indenture, dated as of December 13, 2005, between the Company and Citibank, N.A., as trustee.

4.2	Form of 2.50% Convertible Subordinated Note due 2010 (included in Annex A of Exhibit 4.1 to this current report on Form 8-K).

4.3	Registration Rights Agreement, dated as of December 13, 2005, between SafeNet, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

99.1	Press release dated December 13, 2005, announcing the closing of SafeNet, Inc.’s $250 million Convertible Subordinated Notes.